Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation Subject to Rule 10f-3 Under the Investment Company Act of 1940
10f-3 TRANSACTIONS FOR THE PERIOD AUGUST 1, 1998 THROUGH JULY 31, 1999

ALLIANCE NEW EUROPE FUND


                                                                 Shares
                                                               Purchased
                      Date         Shares       Price per       by Fund
Security*          Purchased     Purchased        Share          Group

United Pan
  Europe Comm.      02/12/99        12,000     29.00 (EUR)        48,250
Repsol SA           07/07/99        31,000     19.95 (EUR)     2,577,800


               % of
Total        Offering
Shares      Purchased                               Shares
offered         By             Purchased             Held
(000)        Group(1)             From             07/31/99


 40,000         0.12%     Goldman Sachs             109,000
 57,000         4.52%     Goldman Sachs Europe      256,000


 * Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.

**  Indicates the purchase of an Eligible Rule 144A Security.

1.  Purchases by all Alliane Funds, including the Fund, may not exceed:

    a) if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount

    b)  if purchased in an Eligible 144A Offering, 25% of the total of
        (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.